Morgan Stanley	Free Writing Prospectus to Preliminary Terms No. 4,664 Registration Statement Nos. 333-221595; 333-221595-01 Dated July 31, 2020; Filed pursuant to Rule 433

2-Year Worst-of SPX, RTY and NDX Buffered Jump Securities with Auto-Callable Feature

This document provides a summary of the terms of the notes. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlyings:	S&P 500® Index (“SPX”), Russell 2000® Index (“RTY”) and NASDAQ-100 Index®(“NDX”)
Early redemption:	Determination date:	Early redemption payment:
	1st: September 1, 2021	An amount in cash per stated principal amount (corresponding to a return of 8.50% to 10.50% per annum)
Buffer amount:	15% of principal (85% maximum loss)[1]
Pricing date:	August 31, 2020
Final determination date:	August 31, 2022
Maturity date:	September 6, 2022
CUSIP:	61771BYJ7
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/895421/ 000095010320014836/dp133446_fwp-ps4664.htm

1All payments are subject to our credit risk

Hypothetical Examples

Early Redemption[1]
Date	Change in Worst Performing Underlying	Payment (per security)
1st Determination Date	+20%	$1,085.00*
The securities are automatically redeemed on the early redemption date. Investors will receive a payment of $1,085.00 per security on the early redemption date.

*Assumes a call return of 8.50% per annum

Hypothetical Payout at Maturity[1]
Assuming that one or more of the underlyings close below the respective initial index value(s) on the first annual determination date, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity:
Change in Worst Performing Underlying	Payment (per security)
+30%	$1,450
+20%	$1,300
+10%	$1,150
0%	$1,000
-10%	$1,000
-15%	$1,000
-16%	$990
-20%	$950
-30%	$850
-40%	$750
-50%	$650
-70%	$450
-90%	$250

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

•	The securities do not pay interest and provide a minimum payment at maturity of only 15% of your principal.

•	If the securities are redeemed prior to maturity, the appreciation potential of the securities is limited by the fixed early redemption payment specified for the first determination date.

•	You are exposed to the price risk of each underlying index.

•	The market price will be influenced by many unpredictable factors.

•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	The estimated value of the securities is approximately $944.00 per security, or within $35.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.

•	Not equivalent to investing in the underlying indices.

•	Reinvestment risk.

•	The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 2-year term of the securities.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.